EXHIBIT 99.1
JOHN B. SANFILIPPO & SON, INC.
NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine
Chief Financial Officer
847-214-4509
FOR IMMEDIATE RELEASE
WEDNESDAY, AUGUST 18, 2010
Quarterly Overview:
•	Income before income taxes was $4.3 million in the fourth quarter of fiscal 2010 compared to $3.3 million in the fourth quarter of fiscal 2009; a tax benefit of $0.7 million was recorded in the fourth quarter of fiscal 2009 due to the release of an income tax valuation allowance
•	Unit volume sold was unchanged in the fourth quarter of fiscal 2010, while net sales increased by 11.0%, in comparison to unit volume sold and net sales for the fourth quarter of fiscal 2009
•	Gross profit margin increased to 17.4% of net sales for the fourth quarter of fiscal 2010 from 16.0% for the fourth quarter of fiscal 2009
Elgin, IL, August 18, 2010 — John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (hereinafter the “Company”) today announced operating results for its fiscal 2010 fourth quarter and fiscal year ended June 24, 2010. Net income for the fourth quarter of fiscal 2010 was $2.7 million, or $0.25 per share diluted, compared to net income of $4.0 million, or $0.37 per share diluted, for the fourth quarter of fiscal 2009. Net income for fiscal year 2010 was $14.4 million, or $1.34 per share diluted, compared to net income of $6.9 million, or $0.65 per share diluted, for fiscal year 2009.
As a result of the release of an income tax valuation allowance of $3.0 million during fiscal 2009, net income for the fourth quarter of fiscal 2009 and fiscal year 2009 included an income tax benefit of $0.7 million and $0.3 million, respectively. In comparison, net income for the fourth quarter of fiscal 2010 and fiscal year 2010 included a normalized income tax expense of $1.5 million and $8.4 million, respectively.
On May 21, 2010, the Company completed the acquisition of certain assets and the assumption of certain liabilities of Orchard Valley Harvest, Inc. (“OVH”). Amounts set forth in this earnings release include the results of the OVH operations from the closing date of the OVH acquisition to the end of the current quarter.

Fiscal 2010 fourth quarter net sales increased by $14.1 million, or 11.0%, to $141.6 million from net sales of $127.5 million for the fourth quarter of fiscal 2009. The increase in net sales in the quarterly comparison came mainly from increased sales prices for pecans and walnuts, which were implemented during the current quarter as a result of higher acquisition costs. OVH net sales were $4.0 million during the period from the closing date of the OVH acquisition to the end of the current quarter. Unit volume, which is defined as pounds of all products shipped to customers, was relatively unchanged in the quarterly comparison. Increases in unit volume sold occurred in the consumer distribution channel as a result of increases in the sales of fruit and nut mixes and OVH produce products and also occurred in the food service channel as result of an increase in sales of peanut butter. The total increase in unit volume in these two channels was offset by a decline in the sales of peanuts in the industrial channel to other peanut shellers and peanut oil processors.
Fiscal year 2010 net sales increased by $7.8 million to $561.6 million from $553.8 million for fiscal year 2009 primarily as a result of a 3.0% increase in unit volume sold. The increase in unit volume sold in the fiscal year comparison came primarily from increases in the sales of fruit and nut mixes and walnuts in the consumer distribution channel and peanut butter in the food service distribution channel. Increases in the unit volume sold for these products were offset in part by declines in the sales of peanuts and pecans in the industrial distribution channel and walnuts in the export distribution channel.
The gross profit margin for the fourth quarter of fiscal 2010 increased from 16.0% of net sales for the fourth quarter of fiscal 2009 to 17.4% of net sales. The improvement in gross profit margin in the quarterly comparison came primarily from a significant improvement in gross profit margins on the sales of fruit and nut mixes, almonds and peanut butter that were attributable mainly to lower raw material acquisition costs. The improvement in gross profit margins on the sales of these products were offset in part by lower gross profit margins on the sales of walnuts, macadamia nuts and cashews due to higher raw material acquisition costs.
Gross profit margin increased from 13.1% of net sales for fiscal 2009 to 16.9% for fiscal 2010. In the fiscal year comparison, gross profit margins improved on the sales of most major products due to lower raw material acquisitions costs in the first half of fiscal 2010. Walnut gross profit margins declined in the fiscal year comparison because of higher raw material acquisition costs during the last three quarters of fiscal 2010.
Total operating expenses for the fourth quarter of fiscal 2010 increased to 13.2% of net sales from 11.9% for the fourth quarter of fiscal 2009. The increase in total operating expenses in the quarterly comparison, as a percentage of net sales, mainly resulted from increases in expenses for compensation, shipping and handling and amortization expense of OVH intangible assets of $0.2 million. Total compensation expenses in the quarterly and fiscal year comparison increased primarily as a result of increased incentive compensation expense from improved operating results. Total operating expenses for fiscal year 2010 increased to 11.6% of net sales from 10.3% for fiscal year 2009. The increase in total operating expenses in the fiscal year comparison, as a percentage of net sales, resulted primarily from an increase in total compensation expenses. Total operating expenses for the current fiscal year included $0.7 million for transaction costs related to the OVH acquisition, the majority of which were incurred prior to the current quarter.

Interest expense decreased to $1.5 million for the fourth quarter of fiscal 2010 from $1.6 million for the fourth quarter of fiscal 2009 because of lower average total debt levels during the current quarter. As was the case in the quarterly comparison, interest expense decreased to $5.7 million for fiscal 2010 from $7.6 million for fiscal 2009 due to lower average total debt levels during the current fiscal year.
“I am proud of the success that our employees have achieved in what has been a challenging economic environment. Fiscal 2010 marks the first increase in year over year unit volume sold since fiscal 2004. The increase in unit volume over fiscal 2009 occurred as a result of focusing our efforts to expand our business for both Fisher and private branded products with existing customers in the consumer and food service channels. In many cases, the expansion of our business with existing customers was achieved by introducing new innovative products during the current fiscal year. The shipment of OVH produce products during the current quarter also contributed to the increase in volume,” stated Jeffrey T. Sanfilippo, Chief Executive Officer. “These sources of increased volume during fiscal 2010 demonstrate our commitment to executing key growth strategies in our strategic plan,” Mr. Sanfilippo added. “As we noted above, compensation expenses increased in the yearly comparison. A significant portion of this increase stems from investment in our people as we added approximately fifteen experienced individuals to our sales, marketing and innovation teams to position us to further execute our key growth strategies,” Mr. Sanfilippo explained. “We are creating a culture that focuses on the needs of our customers. We are also allocating our resources more effectively in order to fulfill the demands of our customers and to target new markets that are consistent with our customer centric value proposition,” concluded Mr. Sanfilippo.
Some of the statements of Jeffrey T. Sanfilippo in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) the risks associated with our vertically integrated model with respect to pecans, peanuts and walnuts; (ii) sales activity for the Company’s products, including a decline in sales to one or more key customers; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively, and decreases in the value of inventory held for other entities, where the Company is financially responsible for such losses; (v) the Company’s ability to lessen the negative impact of competitive and pricing pressures; (vi) losses associated with product recalls or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (vii) the ability of the Company to retain key personnel; (viii) the effect of the group that owns the majority of the Company’s voting securities (which may make a takeover or change in control more difficult), including the effect of the agreements pursuant to which such group has pledged a substantial amount of the Company’s securities that it owns; (ix) the potential negative impact of government regulations, including the Public Health Security and Bioterrorism Preparedness and Response Act

and laws and regulations pertaining to food safety; (x) the Company’s ability to do business in emerging markets; (xi) uncertainty in economic conditions, including the potential for another economic downturn; (xii) the Company’s ability to obtain additional capital, if needed; (xiii) the risk that expected synergies, operational efficiencies and cost savings from the OVH acquisition may not be fully realized or realized within the expected timeframe and the risk that unexpected liabilities may arise from the OVH acquisition; and (xiv) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control.
John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut based products that are sold under a variety of private labels and under the Company’s Fisher®, Orchard Valley HarvestTM and Sunshine Country® brand names.
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JOHN B. SANFILIPPO & SON, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except earnings per share)

	For the Quarter Ended		For the Year Ended
	June 24,	June 25,	June 24,	June 25,
	2010	2009	2010	2009
Net sales	$141,557	$127,478	$561,633	$553,846
Cost of sales	116,934	107,020	466,847	481,447

Gross profit	24,623	20,458	94,786	72,399

Operating expenses:
Selling expenses	11,318	10,409	40,494	36,465
Administrative expenses	7,325	4,791	24,620	20,685
Restructuring expenses	—	—	—	(332)

Total operating expenses	18,643	15,200	65,114	56,818

Income from operations	5,980	5,258	29,672	15,581

Other (expense):
Interest expense	(1,501)	(1,627)	(5,653)	(7,646)
Rental and miscellaneous (expense), net	(221)	(332)	(1,147)	(1,277)

Total other expense, net	(1,722)	(1,959)	(6,800)	(8,923)

Income before income taxes	4,258	3,299	22,872	6,658
Income tax expense (benefit)	1,519	(652)	8,447	(259)

Net income	$2,739	$3,951	$14,425	$6,917

Basic earnings per common share	$0.26	$0.37	$1.36	$0.65

Diluted earnings per common share	$0.25	$0.37	$1.34	$0.65

Weighted average shares outstanding
— Basic	10,656,375	10,618,587	10,642,824	10,618,240

— Diluted	10,757,629	10,631,574	10,725,108	10,635,277

JOHN B. SANFILIPPO & SON, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands, except per share amounts)

	June 24,	June 25,
	2010	2009
ASSETS
CURRENT ASSETS:
Cash	$1,437	$863
Accounts receivable, net	42,074	34,760
Inventories	114,360	106,289
Deferred income taxes	4,486	4,108
Income taxes receivable	104	—
Prepaid expenses and other current assets	2,319	1,784

	164,780	147,804

PROPERTIES, NET:	164,203	166,345

OTHER ASSETS:
Intangibles	16,121	569
Goodwill	5,454	—
Other	7,723	7,981

	29,298	8,550

	$358,281	$322,699

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$40,437	$33,232
Current maturities of long-term debt	15,549	11,690
Accounts payable	29,625	23,479
Book overdraft	2,061	5,632
Accrued expenses	27,959	21,021
Income taxes payable	—	49

	115,631	95,103

LONG-TERM LIABILITIES:
Long-term debt	42,680	49,016
Retirement plan	9,951	8,095
Deferred income taxes	4,569	3,634
Other	5,556	1,352

	62,756	62,097

STOCKHOLDERS’ EQUITY:
Class A Common Stock	26	26
Common Stock	82	81
Capital in excess of par value	101,787	101,119
Retained earnings	82,602	68,177
Accumulated other comprehensive loss	(3,399)	(2,700)
Treasury stock	(1,204)	(1,204)

	179,894	165,499

	$358,281	$322,699